Exhibit 99.2

American Eagle Outfitters, Inc.

Third Quarter 2017 Earnings

Conference Call Transcript December 6, 2017

Operator: Greetings, and welcome to the American Eagle Outfitters Third Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Thank you. You may begin.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Good morning, everyone. Joining me today for our prepared remarks are Jay Schottenstein, Chief Executive Officer; Chad Kessler, Global Brand President of the AE Brand; Jen Foyle, Global Brand President of Aerie; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise except as required by law.

Also, please note that during this call and the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on the company’s website at ae.com in the Investor Relations section. Here, you can also find the third quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Good morning, and thank you for joining us today. I’m pleased to report that we achieved record third quarter sales and posted the best comparable sales so far this year. The third quarter marked the 11th consecutive quarter of positive sales growth. We continue to see consistency in our top line growth, which reflects the multi- year investments we’ve made in product leadership, innovation, quality in our brands.

Progress was also apparent within profit margins where we experienced quarter-over-quarter sequential improvement. In the fourth quarter, we are seeing business momentum continue. Our teams continued to execute well against our strategic brands, making excellent progress throughout the fall and holiday seasons. We worked hard on product categories that needed to be strengthened.

We made key internal changes to both talent and structure, and we refocused the teams on key performance metrics to drive results. Thanks to these efforts, we delivered a solid quarter of growth and a strong Thanksgiving and Cyber Week, which surpassed our expectations.

As we look forward, I remain very optimistic about our prospects and ability to expand our brands. The transformation across the industry is an opportunity for AEO to continue to capture market share. First, the strength of AE jeans and bottoms, which has now produced 17 quarters of consecutive record volume, is a significant competitive advantage. Our goal is to build broader awareness around our jean business and make AE the undisputed leader in jeans.

Second, Aerie has unique appeal in today’s marketplace and represents a significant growth opportunity. We’ve been thrilled with Aerie’s growing brand equity, and our goal is to reach $1 billion over the next few years. Across brands, we are working to create stronger customer experiences at every touch point. This includes investing in our rapidly growing digital channel and our brick-and-mortar stores. For example, we recently unveiled AE Studio at Union Square, a new store concept designed to raise the bar on customer engagement. And as Jen will discuss, we just opened exciting new Aerie store in Miami Beach.

We’ve also added experienced leadership to the field organization. We are focused on making sure our associates have the right tools and training to fully engage our customers, build baskets, drive conversion and provide a great shopping experience. Our digital business is growing at a rapid pace, and our shopping site is consistently ranked as one of the best. And we continue to make improvements. This includes updating site functionality and growing our mobile and app capabilities. I’m extremely pleased to report that Cyber Monday was our best online day ever, with a 30% comp increase and seamless execution. Congratulations to the team.

Lastly, I’m extremely pleased with our results so far this holiday season, and I’m optimistic that we would deliver a strong fourth quarter. Longer term, we are committed to driving our brand forward, strengthening the customer experience and leveraging our talented associates to achieve our objectives.

And with that, I will now turn the call over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good morning, everyone. I’m very pleased with our performance in the third quarter. The American Eagle brand posted a positive 1% comp. Our digital sales continued to be strong, and we also saw a pickup in stores with traffic outpacing the mall. We showed improved sales trends as the quarter progressed with fewer promotions. As a result, we saw meaningful sequential improvement in our third quarter margins compared to the first and second quarters. We will seek further opportunity to lower promotions and strengthen profit flow-through.

We saw positive comps in both men’s and women’s. Women’s apparel increased in the mid-single digits, offset by weakness in accessories. AE Jeans continue to set record volumes. In fact, every men’s and women’s bottoms category posted best ever third quarter results. As Jay mentioned, we have an incredible track record of consistent growth across these categories. Led by jeans and bottoms, we saw strength in women’s tops, and I’m also pleased to report our recovery in men’s tops. As I noted on the last conference call, the team has done great work to evolve the men’s business. That work is paying off. Congratulations to our teams for continued innovation and strong execution.

Now, a little color on our holiday season. I know I speak for the team when I say we’ve never been more ready. I believe we entered the season with the right product, the right events and the right promotions. Thanksgiving weekend and Cyber Week exceeded our expectations. Although we have a lot of holiday business ahead of us, I am extremely pleased to see stronger sales trends with promotions contained at last year’s level.

During the quarter, we were excited to unveil a new store concept, AE Studio at Union Square. The physical space highlights AE Jeans and a unique presentation and allows for greater customer engagement where we can test new ideas. Features include a customization station, product collaborations and an in-house social media team to bring us closer to our customers and create real-time authentic content. Our objective is to take the best features of the store to other locations. I encourage all of you to check it out and get your next favorite pair of jeans. After that, please visit our new Todd Snyder City Gym popup store right around the corner.

Before I turn the call over to Jen, I’d like to emphasize our priority to drive the AE Brand forward and to put our jeans in the hands of more customers. We have a great opportunity in today’s environment to gain market share. We have the best merchandise and marketing, we lead in innovation and have strong brand equity. Our recent launch of AEO Connected was successful. We have added over 1 million new members to the 15 million we migrated on day one.

AE is consistently ranked at the top of customer surveys, and we have been strengthening our position over the past few years. I’m proud and grateful for the many contributions our teams have made this year. We look forward to a strong finish to the holiday season and continued success in 2018. Thanks.

And now I’ll turn the call over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad. Good morning, everyone. I’m thrilled to report another strong quarter for Aerie. In fact, we posted our 14th consecutive quarter of positive comps. In the third quarter, we achieved a 19% comp sales growth, which built on a 21% increase last year. We experienced sales growth in stores across all formats, driven by traffic increases, and digital sales were extremely strong. We continue to build our customer file, adding 13% to our loyalty members in the third quarter.

It’s extremely gratifying to see our customers responding to a broad range of merchandise that completes the Aerie lifestyle. In addition to strength in core intimates, including bras and undies, we saw strength in apparel, activewear and swimwear. Our active collection, Chill Play Move, is exceeding our expectations. New fabrics and fits have been very well received and go great with our new cozy fleece tops. To-date, the holiday season has been terrific. We’ve had a very strong response to the holiday assortment and our gift items also across the board.

I’m extremely proud of what our team has created in Aerie. In addition to exceptional merchandise, which continually improves, we are building strong brand equity. The brand has been successful because we listen and respond to our customers. Aerie REAL and our focus on empowerment and body positivity resonates so well with our customer base, and this is such an important message particularly in today’s environment.

We are also fortunate to have amazing Aerie brand ambassadors. Iskra Lawrence is a perfect example. She has been a leader and a strong advocate in the body positivity movement. And now we are thrilled to announce that Aly Raisman, Olympic gold medalist, will also be joining Aerie as a role model with a campaign launching early next year. Aly is amazing in so many ways and we’re absolutely honored that she will be joining Aerie to inspire young women around the world.

As our brand expands, new store growth and customer acquisition are major priorities. New stores drive digital sales in those markets. We recently opened up on Miami’s Lincoln Road with an updated store format where we took some of the best learnings and brand experiences from our SoHo pop-up store. We tailored that store to the market with an expanded swimwear collection, and we are very excited with the early success. Many thanks to the entire Aerie team for outstanding execution. We are more excited than ever about the future of Aerie.

And now, I’ll turn the call over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Jen, and good morning, everyone. We are proud of the significant progress we’ve made across our business in the third quarter. Comparable sales growth strengthened with both AE and Aerie posting positive comps. Our digital business was strong with sales penetration increasing to 25% in the third quarter, up from 21% last year. We also saw better trends in brick-and-mortar stores. Margins demonstrated sequential improvement, and year-over-year margin erosion narrowed significantly.

SG&A expense declined compared to last year, resulting in expense leverage. And we’re pleased to see positive trends continuing into the fourth quarter with Black Friday and Cyber Monday exceeding our expectations.

Now looking more closely the details of the third quarter, total revenue increased 2% to a third quarter record of $960 million from $941 million last year. Comparable sales were up 3% for the period, following a 2% increase last year. Additional sales information can be found on page nine of the investor presentation.

By brand, third quarter American Eagle comps were up 1% and Aerie comps increased 19%. The digital business increased in the high-teens, partially offset by a slight decline in store comp sales, demonstrating the recovery from recent trends. Regarding our quality of sale metrics, traffic and transactions increased and store traffic outperformed the mall for both brands. We also saw a low-single-digit increase in the average unit retail price due to favorable product mix. The average dollar sale declined slightly due to lower units per transaction.

Gross profit decreased 1% to $375 million from $378 million last year. The gross margin rate declined 120 basis points to 39% of revenue. However, as I mentioned, we saw sequential improvement from declines of 270 basis points in the first quarter and 240 basis points in the second quarter. The reduction in margin rate was due to higher promotions and increased shipping costs associated with a strong digital business.

SG&A expense declined $3 million or 1% to $217 million compared to $220 million last year. Positive sales combined with lower expenses drove 80 basis points of leverage to a rate of 22.6% of revenue. Lower incentives and expense discipline were partially offset by higher wages.

Depreciation and amortization increased $4 million to $43 million and deleveraged 30 basis points to 4.5% as a rate of revenue. In the third quarter, we incurred restructuring charges of $4 million or $0.01 per share. Excluding this restructuring charge, adjusted operating income of $115 million compared to $118 million last year. Adjusted earnings per share of $0.37, which includes the discrete charge of $0.05 per share resulting from a reserve against a receivable. Last year, we reported EPS of $0.41.

Now regarding inventory, which can be found on page 10 of the investor presentation, we ended the quarter with inventory up 8% to $534 million. The increase reflects investments in bottoms, women’s tops and Aerie apparel to support strong sales and a change in our prior season’s inventory liquidation strategy. We made change from exclusively using external vendors. We converted 5 AE outlet locations to clearance stores during the quarter where we are seeing positive results.

We expect fourth quarter ending inventory to be up approximately 10%, reflecting strategic investments in up trending categories as well as the change in our inventory liquidation process strategy. Capital expenditures totaled $48 million in the third quarter, and we continue to expect CapEx to be in the range of $160 million to $170 million for the year. Roughly half of this spend relates to store projects and the balance to support digital business, Omni-channel tools and general corporate projects.

We ended the quarter with a total cash balance of $258 million compared to $292 million last year. Over the past 12 months, we returned $88 million in share buybacks and $89 million in dividends and invested $189 million in capital expenditures.

Details of our store openings and closings are on page 13 through 15 of the investor presentation. We have a highly profitable store fleet, and as I’ve noted previously, over half of the stores have lease terms under three years. Although the digital business is growing rapidly, our stores remain a very important customer touch point. We are looking to sharpen our market presence and refine the store base. This will include closures as well as remodels, relocations and select store openings.

We are continually reviewing the fleet with a focus on market-based views of our customer data analytics. We] look at customer acquisition and how our existing customers shop across channels, locations, brands and categories. We do this so that we’re making decisions to optimize our business as a whole.

As the team discussed, we are also testing new store designs to improve the overall customer experience. Strengthening customer data analytics is a major priority. With the database of over 17 million active customers, we have an opportunity to leverage this asset to a much larger degree. Recently, we have hired an experienced data analytics leader to help us gain greater customer insights, understand shopping patterns, drive personalization and a higher level of customer engagement and knowledge.

Now, looking ahead to the fourth quarter, we expect fourth quarter earnings per share of $0.42 to $0.44, which is based on an anticipated comp store sales increase in the mid-single digits. The guidance reflects continued sequential improvement to margins and higher net income. This compares to adjusted earnings per share of $0.39 last year and excludes any potential impairment or restructuring charges.

Just to reiterate, we are pleased with the continued progress of sequential improvements across our business, including sales and profit margins. And we are focused on delivering the successful holiday season and finishing the year very strong.

Thank you. And now we will take questions.

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. Our first question comes from line of Matthew Boss with JPMorgan. Please proceed with your question.

Steven Zaccone– JPMorgan Analyst: Yeah, good morning. This is Steve Zaccone on for Matt. Thanks for taking our question and congrats on a good quarter. So our question is on the gross margin side. Can you talk a little bit about the expectations for the 4Q markdown rate performance and then just address any opportunity to recapture some of the margin weakness you’ve seen this year? I think the last time you’ve seen this level of margin decline for several quarters, it resulted in subsequent quarters of margin expansion. So anything to think – any way to think about the outlook from margin performance next year.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: For next year or for Q4?

Steven Zaccone– JPMorgan Analyst: Both.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Okay. So for Q4, we expect the trends that we’ve been experiencing the sequential improvement in the margin to continue. Gross margin rate will be slightly below last year’s rate, and we expect markdowns and the promotional environment to remain pretty consistent with last year, which is what we’ve seen in the beginning of the holiday season thus far.

Looking to next year, to be honest with you, Steve, we are right in the middle of our budgeting process. So to give you guys any guidance would be a little too preliminary at this point for FY 2018. Having said that, I do expect these more recent trends or the sequential improvements to carry into and continue into next year, not only gross margin but on an operating margin level per basis.

Steven Zaccone– JPMorgan Analyst: Great. Thanks very much.

Operator: Thank you. Our next question comes from the line of John Morris with BMO Capital Markets. Please proceed with your question.

John Dygert Morris– BMO Capital Markets: Thanks. Good morning, everybody. Congratulations on great results here and good progress in the season. First question was, I think at the beginning, you had talked about, in the prepared remarks, key internal changes to talent and structure that have been made. I know this is over the course of the year, but highlight for us where those key changes, especially to talent, have come. So maybe if you can talk about that a little bit.

And then I wanted – Bob, maybe this is for you. A little bit more about – when you talked about the inventory, change in liquidation strategy, what is that exactly? Wondering if that’s part of what’s behind the inventory increase, but does that also mean that there is opportunity for margins as a result of that? So a little clarification there as well. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, sure. Sure, John. So I’ll recap some of the key internal talent changes. Over the course of the last year, there’s a number.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: Yeah, we had something, we brought like a new Chief Marking Officer on, number one.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah.

Jay Schottenstein– American Eagle Outfitters, Inc. – CEO: We brought some new merchants on with us. We brought some new designers on. There’s been a whole transition there too.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: In addition to that, the areas that Jay mentioned, there has been significant upgrading of talent within our entire stores organization, not only at a senior leadership level, but out in the field specifically, regionals, district managers, store ops team, et cetera, in the areas that Jay mentioned.

John Dygert Morris– BMO Capital Markets: Yeah. Is it merchant and designers or maybe that’s for Chad also, but was that also in the men’s side too? Just didn’t know if I missed that before.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Yeah. In the last year, we’ve hired a new head of men’s merchandising, new head of men’s design. And with those leads changing, we’ve had a lot of upgrading in the teams below those new leaders. And I think we’re seeing the results. We’re in early days of what they’ve – what’s in stores, what the new team has delivered, but I think we’re already starting to see that improvement in the product for 2018 I’m very optimistic about.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And on your question around the change in the inventory strategy, John, a couple of things with that. Yes, that is part of the reason for the increase in inventory levels. So we had guided for inventory to be up mid-single digits at the end of Q3 for Q4. We ended the quarter up 8% and there’re really two to three reasons that drove that. One was the change in liquidation strategy, which essentially encompasses. We converted five outlet stores to clearance outlet stores only. So they don’t have made for outlet product. They are literally clearing prior season’s inventory.

What we found in early tests with that change is that the average unit retail that we’re realizing through the liquidation in our own channel is about 100% better than what we had done through a third-party jobber. So we feel like there’s an opportunity to not only continue to test within those five stores, but possibly expand it to an additional five stores, and we’re going to read and react a little longer before we go ahead and do that. We held back roughly about a million units to feed those stores going forward, and again that was one of the reasons that drove the increase in inventory. The other reason for the increases in inventory is two things. As Chad pointed out, there’s certain categories particularly within the AE Brand of bottoms that are trending extremely positive.

On top of that, you’ve got the Aerie business that’s experiencing significant growth, particularly areas like swim and apparel, apparel who’s running a 60 comp this last quarter. So we’re fueling the business in the areas that are really driving the performance, and we feel like our inventory levels are very clean. I look at inventory currency, as I call it, really kind of current presentation inventory versus prior seasons, and we’re in very good shape from an aging perspective.

Operator: Thank you. Our next question comes from the line of Brian Tunick with Royal Bank of Canada. Please proceed with your question.

Brian Tunick – RBC Capital Markets LLC Analyst: Thanks. Good Morning. I’ll add my congrats as well. I guess two questions. One for Chad, congrats on the, I guess, record bottoms trends in the quarter, but we were curious about the tops opportunities. What could happen here as we get past the fourth quarter and into next year? Is it men’s or women’s tops that can help drive that business and the potential AUR implications?

And then for Bob, we weren’t sure you specified what that receivable charge was. And then also if you can just maybe help us understand the gross margin pressure here in the third quarter. What was markdowns versus shipping for the e-comm business? Thanks very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Brian. Yeah, as I just mentioned, we’re very excited about – I’m very excited about the progress the men’s team is making, the new team has been in place for much of this year. The new merchant and design leads really came in in the middle of this fourth quarter product development cycle. And so they were able to make refined strategies and make some adjustments to the product, and we’re seeing those improvements coming through in the business now, which is great to see.

But I think really looking into 2018, as they are able to work start-to-finish on the assortment in men’s, we’re going to see a really nice pickup in acceleration in the men’s business. I’m very optimistic there. We are – of course as we talk all the time, we definitely read and react to the business, so we aren’t getting ahead of ourselves, but we have strategies in place to accelerate that men’s tops business as it starts to – or as it continues to show improvement over the last year.

Women’s tops continues also to be strong. It’s really been one of our strengths over the past few years, and I think that that is continuing and will continue going forward. We really look at the assortment based on where we’re going in bottoms, what are the key bottom silhouettes and what are the emerging bottom silhouettes, and making sure that we have the outfitting to go with that. And we find that that’s a winning strategy so far. The customers really come in, they’re engaged in the bottoms and they’re able to find tops that easily work back to it.

I think we’ll see – in terms of AUR, I think we’ll continue to see expansion in the AE Brand both through mix of the growth in the bottoms business, but also the men’s tops business, as that shows improvement, we should be able to run that closer to a ticket price than we did in 2017 when we had some fashion challenges in the first half. So I think we’ll see improvement in the AUR – growth in the AUR in total throughout 2018.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And Brian, on your two additional questions, first, on the AR charge, so that charge of $14 million, which had a $0.05 per share impact in the quarter, really related to a primary inventory liquidation vendor that ran into significant cash flow issues, which called in the question their ability to repay us or the collectability of the receivable. We have already transitioned to a new inventory liquidator in addition to having a few other vendors to work with. The change in the inventory liquidation strategy or the test with the clearance outlets really had nothing to do with this charge whatsoever. We felt like we had an opportunity to realize higher AUR and profit on self- liquidation within a limited extent. This new strategy is not going to roll out to any greater than 10 to 15 doors in the future if it continues to be as successful as it has been, but we do believe it represents a pretty significant opportunity to realize greater cash on the liquidation of some of the inventory.

Regarding gross margin – a little color on gross margin pressure in the quarter, really two things drove the 120 basis point decrease versus last year. One was on the merch margins driven by higher promotion dollars year- over-year that drove about half of that decrease and then the deleveraging of buying occupancy and warehousing cost really driven by increased digital delivery expense. Our digital business was up 30%, and our transactions in that space or channel were up 22% in the quarter. So it was really just driven by higher delivery expense that drove the remainder of the remaining 60 basis point decrease year-over-year.

Operator: Thank you. Our next question comes from the line of Adrienne Yih with Wolfe Research. Please proceed with your question.

Adrienne Yih – Wolfe Research Analyst: Good morning. Let me add my congratulations. The stores look great. Can you talk about the – I don’t know who this is for. It might be for Chad, but the number of loyalty members, Chad or Jen, that cross-shop between AE Brand and Aerie. And then for Bob, you were just talking about the BOW leverage point. As we transition to – as e-comm growth starts with the direct channel, how should we think about that BOW line and where a consolidated comp would break even? Thank you very much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Hi, Adrienne. It’s Chad. So we have significant customer overlap in total between Aerie and the AE women’s business, and it’s actually a fantastic growth opportunity for us because the number of Aerie customers who shop AE is a very high percent. The majority of Aerie customers shop AE, but the majority of AE women’s customers do not yet shop Aerie, though. We’re putting in place some strategies with the marketing team and sort of crosspollination to encourage those AE women’s customers who are not yet shopping Aerie to become introduced to the brand and to shop Aerie.

And then in the loyalty program, there is also a significant overlap. It’s not as significant, but it is a very large percentage of the loyalty – the female loyalty customers are connected both through AE and Aerie. And that’s why we see it as really a strength that we have one program as a company. We’re strategically trying to get these customers to buy jeans and bras, and so we specifically reward those categories in the loyalty program. And then we’ve changed the balance of the rewards program. You now get cash coupons instead of percent off, and those coupons are rolling throughout the year as you earn them. And so far, we’re seeing higher redemption, meaning we’re seeing higher participation in the program with the customers who are signed up, so. It’s still early days. It’s only been a few months since we launched, but we’re really excited with how the program is working. We’re excited to use it to grow both brands and our key categories. And what we have today is really the baseline. We’re also excited to add new rewards, new ways to engage and evolve the program as we go forward.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And Adrienne, on your second question related to BOW leverage, the way to really think about that is we can leverage BOW expenses, particularly direct delivery expense at about a positive mid-single-digit comp rate.

Operator: Thank you. Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet Kloppenburg- JJK Research Analyst: Good morning, everyone, and congrats on the current trend and a great quarter. A couple of questions. Bob, this is very picky, but if you could just talk about that tick-up in depreciation. It was a little bit higher than I expected in the quarter and what we should look forward going – look, how we should be planning that going forward.

But for Chad and for Jen, Chad, I was wondering if you could talk a little about the men’s business. I think you cited improvements in men’s tops. I am not sure – I got on a little late. Did the men’s business turn positive? And if it didn’t, do you expect it to in the near term? And Jen, if you could talk a little bit about the performance by category and any promotional pressures you might be facing right now in the bra category. Thanks so much.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So, Janet, on your question about depreciation, it really has a lot to do with just the timing of our capital expenditures. We continue to be on track to spend for full year fiscal 2017 within a range of $160 million and $170 million. It’ll probably be closer to the higher end of the range. Maybe that’s part of the reason why the number surprised you a little bit. It’s about $3 million higher than what it was in Q2. Going forward, looking to Q4, you can plan depreciation expense around the same amount level as Q3. And as I pointed out in one of the earlier questions, looking forward to fiscal 2018, we’re in the middle of our budgeting process. We don’t have our capital number or range completely nailed down at this point. So it’s a little too early to give you a little guidance for fiscal 2018 at this point.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And Janet, in terms of the men’s business, the total men’s business was positive in the third quarter, driven by bottoms and an improvement in trend in both men’s tops and accessories. We continue to see positive results out of the men’s business with men’s bottoms continuing to be very strong and with the men’s tops and accessories businesses continuing to improve. I hope for Q4 that will be at least flat or positive in the total men’s tops excluding bottoms, the men’s business, and then that should improve – we have a lot of opportunity for that to improve throughout 2018.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: And Janet, how are you, by the way? Regarding bras, we went up against a launch in August and we did not – we intentionally did not comp that launch. We actually launched our REAL bra in September, and I’ll speak to that. But going back to August, our intention was to go after fleece and leggings. And as you heard from Bob, that did really well for us. We went after that business and we won there. And then upon the launch of our – so we saw some negative comp trends in August in bras, but we went after the REAL Me bra in September. And from there on, it was really interesting how the bra business turned around for us.

The core bra business has really turned on for us, Janet. We’re excited about that. And we’re definitely not taking our eyes off this business. This is where we build loyalty. And the team has worked fast and furiously around bra launches for 2018. We have a couple coming our way right now and they’re very, very exciting. I think the customer is going to love them. Tried and true, performance bras that we know are going to work for us on some of our key categories that we already have had success in. And then throughout the year, you’re going to see the focus is coming back to bras for us. We know our customer loves our bras and our fits, and we’re excited what we see also in bralettes.

Really interesting, in Q4, we’re really starting to see, through the month of November, nice comps in our reg price business there. So there’s still a demand for bralettes. I think it got a little saturated out there, and we’re still going to keep that as a part of our business and it certainly we see the customer – there’s the demand there as well. So bras are at the forefront of everything we do. So we’re excited about what’s ahead.

Operator: Thank you. Our next question comes from the line of Paul Lejuez with Citigroup. Please proceed with your question.

Paul Lejuez- Citigroup Global Markets Analyst: Hey, thanks. Just at a high level, comps have been running up 2% to 3% all year. EBIT margins have been down on those results. Just wondering as you think about next year, what comp level do you think is necessary to see EBIT margins move higher or are you thinking maybe less about EBIT margin and just trying to drive sales potentially at the expense of EBIT margins? So just a high-level one there. And then on SG&A, just curious what drove SG&A dollars down in the third quarter versus your guidance of up low singles and why incentives are lower this quarter when you beat expectations. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So as I mentioned earlier, Paul, we’re right in the middle of our planning process for 2018, but I think directionally, thinking about comps at a plus 2% to 3% next year directionally would be safe. From EBIT margin, operating income margin perspective, we’re again looking to continue this sequential improvement that we’ve seen going forward. We believe we still have further opportunity in KPIs such as AUR, increasing IMU improvements. The sourcing production team for us has been doing a phenomenal job really driving higher IMUs, which have helped us in these promotional environments and has really helped drive some of this sequential improvement there we’re talking about. So, more to come on that as we finalize our 2018 budget.

From an SG&A perspective, this year, couple of things kind of drove the decrease year-over-year. Listen, we’ve been turning over every rock, looking at all discretionary expenses. We’re very committed to maintaining or continuing the sequential margin improvements that we’ve seen. That’s a piece of it, so managing discretionary expenses. But also, we’re experiencing a decrease in incentive comp expense year-over-year, and there was a timing difference essentially within advertising expense in Q3 of this year versus last year spend. So those are really the main contributors to the SG&A reduction.

Operator: Thank you. Our next question comes from the line of Anna Andreeva with Oppenheimer & Company. Please proceed with your question.

Anna Andreeva – Oppenheimer & Co. Analyst: Great. Thanks so much. Good morning. And let me add my congrats as well. A couple of questions from us. I guess a question on the 4Q comp guidance of mid-single. Should we think this is the run rate in the business currently, just thinking through the lull that we typically see post Black Friday weekend? Any comments on that. And then secondly, curious, what kind of trends you guys saw by mall type during the quarter? And maybe remind us how many leases that you have coming due in the next couple of years? Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, Anna, on the Q4 comp, so we guided an EPS range of $0.42 to $0.44 in a mid-single-digit comp. I can tell you that mid-single comp guide for the entire quarter is actually lower than what we’ve experienced quarter-to- date. As Jay and everybody pointed out, we were extremely happy with our, we call it, Green Week, Black Friday, Cyber Monday performance in the range of low-teen performance. We don’t expect to maintain that kind of low- teen performance throughout the quarter, hence the reason for guiding the mid-single digits, but that mid-single- digit is running – is a little lower than what our current run rate is.

Operator: Thank you. Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Analyst: Hi, thanks so much for taking my question. I know it’s still very early and hypothetical at this point, but since you’re starting to work on your 2018 budget, as tax reform works provide you with incremental cash next year through a lower rate, what do you think would be your priorities among reinvestment opportunities and how might you think differently about returning cash to shareholders?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, listen, as tax reforms stands presently, although it’s still being debated, and I’m expecting hopefully some additional changes, it’s definitely going to be positive to us both from an EPS and free cash flow or cash from operations perspective. So, yes, it will drive higher cash flow for us and earnings. I don’t know that it really changes all that much our capital allocation strategies. First and foremost, we look to invest in our businesses where those investments are going to drive a significantly higher rate of return than our weighted average capital. And then secondly, we have always and we will continue to return – provide returns to shareholders. We’ve been a little inconsistent in the past, not by way of dividends, I think we’ve done a very good job managing our dividends from a payout ratio, yield perspective and I think we compare very well to our peer group, but from a stock buyback perspective, we always look to minimize or eliminate any share accretion as a result of equity issuances.

So we always look to do that first. And as we build cash and those cash reserves are in excess of what our working capital needs or investment needs are, are when we’ll think of getting into bigger share buybacks going forward. But our strategy is pretty consistent. The only thing I’ll say I’m looking to change a little bit is to be a little more consistent in the share buyback activity.

Operator: Thank you. Ladies and gentlemen, as a reminder, we ask that you please ask one question each. Our next question comes from the line of Pamela Quintiliano with SunTrust Robinson Humphrey. Please proceed with your question.

Pamela Quintiliano- SunTrust Humphrey Inc. Analyst: Great. Thanks so much for taking my question, guys, and congratulation. So a quick one on holiday. Obviously, the customers are responding well to the product. The commentary that you expect the lull, so you’re being cautious with the guidance. But to ensure that momentum continues, is there anything else you’re doing differently this year versus last year in terms of the timing of product flows, gift-giving categories, messaging, marketing, just any way to think about this year versus last year?

And then just a quick question on denim. Who’s behind the denim? Is it a new customer that’s coming to the AE Brand that you’re able to capture now, an existing customer buying more or maybe a lapsed customer coming back? Any insight would be greatly appreciated. Thanks so much.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Sure. So in terms of the holiday season and what we’ve done differently, we’ve sort of done everything you mentioned differently. We’ve moved up our new deliveries – our spring trans deliveries. We’re setting earlier this year than last year. Aerie set, I think yesterday, and AE is in the process of setting this week. We found last year that that drives customer enthusiasm for new product as well as stronger margins. We’ve also worked to expand our gift-giving categories and make sure that we have a really strong assortment of stocking stuffers priced primarily under $10. We’ve changed our marketing to be really focused both on – on three things on – or two things, primarily. Jeans, really taking advantage of our leadership position in jeans and making jeans the number one gift. And then two, trying to be as explicit as possible to both the gift giver and the gift receiver that American Eagle is the gift destination for 2017.

And then finally, we’ve added in – we’re containing our total promotional level to the same levels as last year. And in fact, as the month goes on, there is an opportunity to even pull back from last year, but we are trying to make the messaging sound fresher and speak to those promotions in different ways. And so far, we feel like each of these strategies is having a payoff. But as Bob mentions, we have the majority of the quarter – about half the quarter still to come, so we don’t want to get ahead of ourselves on what the trend is.

In terms of jeans, we have definitely a loyal jeans customer. We are seeing right now just really strong results in jeans, driven I think largely by our reputation that’s being America’s favorite jeans brand, but also the strong marketing messaging really pushing jeans as the gift for holiday.

Operator: Thank you. Our next question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good morning, and congratulations on the results. The new AE Studio store looks terrific, and I have been there a number of times.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks.

Dana Telsey – Telsey Advisory Group LLC Analyst: Any learnings from that store of what you’d apply to other stores on just the initial couple of weeks that it’s been open. And also given the dividends that digital certainly has been paying, what are you seeing from Aerie in particular when you open a store or a shop within a shop, anything on conversion in digital with Aerie that would lend to higher transactions or increased conversion in the transactions? Thank you.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: So Union Square, we’re really excited about the Union Square opening and see it as a great test lab for us to learn about what could be next and what customers are engaged by. We’re seeing off the bat as I’m sure you’ve seen being there that jeans presentation is so powerful and we’re seeing strong results in jeans. And even without the new store environment, we believe that we can improve our jeans presentation and even further improve jeans performance in all of our stores.

And then we’re also – we were anticipating a lot of excitement around the customization opportunities in Union Square, and that has been something that customer has been highly engaged in and we want to try to bring that to as many as customers as possible, as we go forward. So we have to figure out how we can do that most effectively, but that has been something that people really find engaging. Denim is such a personal category, and to let people make the jeans even more personal so far has been something the customers have really appreciated.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. And on your question, Dana, with Aerie digital, Aerie digital business is unbelievable. It’s almost 40% this quarter. And what we’ve seen is where we’ve opened in Aerie store – we currently operate in about 17 states, so there is a lot of whitespace for additional brick-and-mortar stores. But what we’ve found is where we open a brick- and- mortar store in the same kind of mile radius, it tends to drive digital demand at 1.5 times the store’s sales. So it’s clearly a driver of digital sales and demand and performance. And if you take that and look at all of the opportunities that we have to open additional brick-and-mortar stores, I think we’re going to continue to see really deep penetration of digital within the Aerie brand.

Operator: Thank you. Our next question comes from the line of Susan Anderson with FBR Capital Markets. Please proceed with your question.

Susan Anderson – B. Riley FBR Inc. Analyst: Hi, good morning. Nice jobs on the results. Let me add my congratulations also. Just a quick question on the bottoms and denim, obviously denim continues to be very strong and that’s kind of your key category. Are you seeing strength also in other bottoms? And I guess I’m kind of wondering just your thoughts around how long do you think that this bottom cycle can last as we kind of look into next year, do you see newness that will continue to drive that strength?

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: As I said in every call, I love talking about bottoms, so, thank you for the question. We are very excited about our jeans business. And while jeans are the category that lead customer engagement and lead our bottoms results, as I mentioned earlier, we had record sales across all of our bottoms categories in both men’s and women’s, all of them, and that has continued so far into this quarter.

I think we really are clearly the jeans and bottoms destination in the mall and on the web. I don’t think there is anyone who offers the assortment or inventory depth or product knowledge, customer service, you name it, that we

do. And all of that comes back to the fact our confident in having the best innovation, the best fit, the best quality and the best value and a style for every single customer. We anticipate our bottoms business to continue to expand through Q4 and into 2018 and even beyond that. As Jay mentioned, Q3 was our 17th quarter of record bottoms sales, and it’s really a focus of mine and the team every single day. So, yes, we continue to think that that will expand and grow and that that’s going to do great.

I do want to take a moment just to call out the cross-functional team that we have working on bottoms. I talk about jeans all the time, but I just want to publicly say that we have a fantastic cross-functional team and I appreciate their understanding of the customer and everything that they’re doing.

Judy Meehan – American Eagle Outfitters Inc. – VP, IR: Okay. Melissa, I think we’re running out of time. So, thanks, everybody, for your participation today and have a great day. Thank you.